Exhibit 16.1

July 1, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K of PositiveID Corporation dated July 1, 2014 and are in agreement with the statements contained in paragraph (a) therein as it regards our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ EisnerAmper LLP

EisnerAmper LLP